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                                                                    EXHIBIT 11
                      ROCKWELL INTERNATIONAL CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

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                                     Three Months Ended       Six Months Ended
                                          March 31               March 31
                                       1997       1996       1997       1996
                                    (In millions, except per share amounts)

Primary earnings per share:

  Income from continuing operations.. $155.1     $120.5     $308.8    $251.4

  Deduct dividend requirements
    on preferred stock...............     -          -          -        0.1

  Total primary earnings from
    continuing operations............ $155.1     $120.5     $308.8    $251.3

  Average number of common shares
    outstanding during the period....  216.2      217.3      217.4     217.2

  Primary earnings per share from
    continuing operations............ $  .72     $  .55     $ 1.42    $ 1.16

  Primary earnings per share from
    discontinued operations..........    .15        .43        .27       .71

  Net primary earnings per share .... $  .87     $  .98     $ 1.69    $ 1.87

Fully diluted earnings per share:

  Income from continuing operations.. $155.1     $120.5     $308.8    $251.4

  Average number of common shares
    outstanding during the period
    assuming full dilution:
       Common stock..................  216.2      217.3      217.4     217.2
       Assumed issuance of stock under
         award plans and conversion of
         preferred stock.............    3.4        4.1        3.3       3.8

  Total fully diluted shares.........  219.6      221.4      220.7     221.0

  Fully diluted earnings per share
    from continuing operations....... $  .70     $  .54     $ 1.40    $ 1.14

  Fully diluted earnings per share
    from discontinued operations.....    .15        .43        .26       .70

  Net fully diluted earnings
    per share........................ $  .85     $  .97     $ 1.66    $ 1.84









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